Exhibit 99.6

Consent to be Named as a Person About to Become a Director

In connection with the filing by AngloGold Ashanti plc of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person about to become a member of the board of directors of AngloGold Ashanti plc in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Date:	June 23,	2023	/s/ Albert Garner
Albert Garner